DEM, INC.

                   TERMS AND CONDITIONS OF

                 DIVIDEND REINVESTMENT PLAN

     1. Each holder of shares (a "Shareholder") of common stock, par value .00001 per share (the "Common Stock"), in DEM, Inc. (the "Fund") whose Fund shares are registered in his or her own name will automatically be a participant ("Participant") in the Dividend Reinvestment Plan (the "Plan"), unless any such Shareholder specifically elects to receive all dividends and capital gains in cash paid by check mailed directly to the Shareholder. A Shareholder whose shares are registered in the name of a broker-dealer or any nominee (the "Nominee") will be a Participant if (a) such a service is provided by the Nominee and (b) the Nominee makes an election on behalf of the Shareholder to participate in the Plan. The Chapman Co. intends to make such an election on behalf of Shareholders whose shares are registered in its name, as Nominee, unless a Shareholder specifically instructs his or her broker to pay dividends and capital gains in cash. Fund/Plan Services, Inc. (the "Agent") will act as agent for Participants and will open an account under the Plan for each Participant in the same name as such Participant's Common Stock is registered on the books and records of the transfer agent for the Common Stock.

     2. Whenever the Fund declares a capital gains distribution or an income dividend payable in shares of Common Stock or cash, Participants will receive such distribution or dividend in the manner described in paragraph 3 below as determined on the date such distribution or dividend becomes payable.

     3. Whenever the market price of the Fund's Common Stock is equal to or exceeds the net asset value per share at the time shares of Common Stock are valued for the purpose of determining the number of shares equivalent to the cash dividend or capital gains distribution, Participants will be issued shares of Common Stock valued at the greater of (i) the net asset value per share most recently determined or (ii) 95% of the then current market price. Participants will receive any such distribution or dividend entirely in shares of Common Stock, and the Agent shall automatically receive such shares of Common Stock, including fractions, for all Participants; accounts. If the net asset value per share of the Common Stock at the time of valuation exceeds the market price of the Common Stock, or if the Fund should declare a dividend or capital gains distribution payable only in cash, a broker-dealer not affiliated with The Chapman Co. will, as purchasing agent (the "Purchasing Agent") for the Participants, buy shares of Common Stock in the open market, on the NASDAQ Small Cap Market (the "NASDAQ") or elsewhere, for each Participant's account. If, following the commencement of such purchases and before the Purchasing Agent has completed its purchases, the market price exceeds the net asset value per share, the average per share purchase price paid by the Purchasing Agent may exceed the net asset value of the Common Stock, resulting in the acquisition of fewer shares of Common Stock than if the dividend or capital gains distribution had been paid in Common Stock issued by the Fund at net asset value per share.

     Additionally, if the market price exceeds the net asset value of shares before the Purchasing Agent has completed its purchases, the Purchasing Agent is permitted to cease purchasing shares and the Fund may issue the remaining shares at a price equal to the greater of (a) net asset value or (b) 95% of the then current market price. In a case where the Purchasing Agent has terminated open market purchases and the Fund has issued the remaining shares, the number of shares received by the Participant in respect of the cash dividend or distribution will be based on the weighted average of prices paid for shares purchased in the open market and the price at which the Fund issues remaining shares.

     The Agent will apply all cash received as a dividend or capital gains distribution to purchase shares of Common Stock on the open market as soon as practicable after the payment date of such dividend or capital gains distribution, but in no event later than 30 days after such date, except where necessary to comply with applicable provisions of the Federal securities laws.

     4. For all purposes of the Plan: (a) the market price of the Fund's Common Stock on a particular date shall be the last sale price on the NASDAQ at the close of the previous trading day or, if there is no sale on the NASDAQ on that date, then the mean between the closing bid and asked quotations for such Common Stock on the NASDAQ on such date and (b) net asset value per share of Common Stock on a particular date shall be as determined by or on behalf of the Fund.

     5. The open market purchases provided for above may be made on any securities exchange where the shares of Common Stock of the Fund are traded in the over-the-counter market or in negotiated transactions, and may be on such terms as to price, delivery and otherwise as the Purchasing Agent shall determine. Funds held by the Purchasing Agent uninvested will not bear interest, and it is understood that, in any event, the Purchasing Agent shall have no liability in connection with any inability to purchase shares of Common Stock within 30 days after the initial date of such purchase as herein provided, or with the timing of any purchases effected. The Purchasing Agent shall have not responsibility as to the value of the shares of Common Stock of the Fund acquired for any Participant's account.

     6. The Agent will hold shares of Common Stock acquired pursuant to the Plan in noncertificated form in the Participant's name. The Agent will forward to each Participant any proxy solicitation material and will vote any shares of Common Stock so held for each Participant only in accordance with the proxy returned by any such Participant to the Fund. Upon any Participant's written request, the Agent will deliver to her or him, without charge, a certificate or certificates for the full shares of Common Stock.

     7. The Agent will confirm to each Participant acquisitions made for his or her account as soon as practicable but not later than 60 days after the date thereof. Although a Participant may from time to time have an undivided fractional interest (computed to three decimal places) in a share of Common Stock of the Fund, no certificates for fractional shares will be issued. However, dividends and distributions on fractional shares of Common Stock will be credited to Participants' accounts. In the event of termination of a Participant account under the Plan, the Agent will adjust for any such undivided fractional interest in cash at the market value of the shares of Common Stock at the time of termination.

     8. Any stock dividends or split shares distributed by the Fund on shares of Common Stock held by the Agent for any Participant will be credited to such Participant's account. In the event that the Fund makes available to Participants rights to purchase additional shares of Common Stock or other securities, the Agent will sell such rights and apply the proceeds of the sale to the purchase of additional shares of Common Stock of the Fund for the account of Participants.

     9. The Agent's service fee for handling capital gains distributions or income dividends will be paid by the Fund.
Participants will be charged a pro rata share of brokerage commissions on all open market purchases.

     10. Any Participant may withdraw shares from such Participant's account or terminate such Participant's account under the Plan by notifying the Agent in writing. Such withdrawal or termination will be effective immediately if notice is received by the Agent not less than 10 days prior to any dividend or distribution record date; otherwise such withdrawal or termination will be effective, with respect to any subsequent dividend or distribution, on the first trading day after the dividends paid for such record date have been credited to the Participant's account. The Plan may be terminated by the Agent or the Fund upon notice in writing mailed to each Participant at least 30 days prior to any record date for the payment of any dividend or distribution by the Fund. Upon any withdrawal or termination, the Agent will cause to be delivered to each Participant a certificate or certificates for the appropriate number of full shares and a cash adjustment for any fractional share (valued at the market value of the shares at the time of withdrawal or termination); provided, however, that any Participant may elect by notice to the Agent in writing in advance of such termination to have the Agent sell part or all of the shares in question and remit the proceeds to such Participant, net of any brokerage commissions. A $5.00 fee will be charged by the Agent upon any cash withdrawal or termination, and the Agent is authorized to sell a sufficient number of the Participant's shares to cover such fee and any brokerage commissions on such sale.

     11. These terms and conditions may be amended or supplemented by the Agent or the Fund at any time or times but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each Participant appropriate written notice at least 90 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by each Participant unless, with respect to any such Participant, prior to the effective date thereof, the Agent receives written notice of the termination of that Participant's account under the Plan. Any such amendment may include an appointment by the Agent in its place and stead of a successor Agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Agent under these terms and conditions. Upon any such appointment of an Agent for the purpose of receiving dividends and distributions, the Fund will be authorized to pay to such successor Agent, for Participants' accounts, all dividends and distributions payable on the shares of Common Stock held in each Participant's name or under the Plan for retention or application by such successor Agent as provided in these terms and conditions.

     12. The Agent shall at all times act in good faith and agree to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this agreement and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damages due to errors unless such error is caused by its or its employees' gross negligence, bad faith or willful misconduct.

     13. The Participant shall have no right to draw checks or drafts against such Participant's account or to give instructions to the Plan Agent in respect of any shares or cash held therein except as expressly provided herein.

     14. The Participant agrees to notify the Plan Agent promptly in writing of any change of address. Notices to the Participant may be given by the Plan Agent by letter addressed to the Participant as shown on the records of the Plan Agent.

     15.  This Agreement and the account established
hereunder for the Participant shall be governed by and
construed in accordance with the laws of the State of
Maryland and the Rules and Regulations of the Securities and
Exchange Commission, as they may be changed or amended from
time to time.
                              5